Exhibit 23.4



                         CONSENT OF ALLEN C. EWING & CO.


Carolina First Corporation
Greenville, South Carolina

We hereby consent to the inclusion of the discussion concerning our letter, delivered to the Board of Directors of Citrus Bank, under the caption "THE PROPOSED TRANSACTION -- Opinion of Citrus' Financial Advisor" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Carolina First Corporation. We also consent to references to such letter and our firm in the Proxy Statement/Prospectus, and to the inclusion of such letter as Annex B to the Proxy Statement/Prospectus.

ALLEN C. EWING & CO.



By:     /s/Brian C. Beach
        -----------------
        Brian C. Beach
        Senior Vice President

Jacksonville, Florida
April 27, 1999

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